Exhibit 99.7
October 5, 2009
Consent of Deutsche Bank Securities Inc.
We hereby consent to (i) the inclusion of our opinion letter, dated July 27, 2009, to the Transaction Committee of the Board of Directors of Virgin Mobile USA, Inc. as Annex B to the Proxy Statement/Prospectus forming part of this Amendment No. 1 to the Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled “Summary — Opinion of Virgin Mobile USA’s Financial Advisor,” “The Merger — Background of the Merger,” “The Merger— Virgin Mobile USA’s Reasons for the Merger; Recommendation of the Virgin Mobile USA Board of Directors,” “The Merger — Opinion of Virgin Mobile USA’s Financial Advisor,” “The Merger—Virgin Mobile USA Unaudited Prospective Financial Information,” “The Merger Agreement — Representations and Warranties” and “The Merger Agreement — Agreement Not to Solicit Other Offers.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Amendment No. 1 to the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Registration Statement other than this Amendment No. 1 to the Registration Statement.
Sincerely,
DEUTSCHE BANK SECURITIES INC.
By: /s/ Edward Dunn
Name: Edward Dunn
Title: Managing Director
By: /s/ Don Birchenough
Name: Don Birchenough
Title: Managing Director